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                              CONSULTING AGREEMENT


       This Consulting Agreement (the "Consulting Agreement") made as of January 15, 1996, by and between Leonard Rosenberg with an office at 3435 North Moorings Way, Miami, Florida. ("Consultant"), and VALUE HOLDINGS, INC., with offices at 6272 South Dixie Highway, Miami, FL 33143 ("Value").

                                   WITNESSETH

       WHEREAS, Value has become engaged in the importation, processing and sale of food products; and

       WHEREAS, Value requires and will continue to require consulting services relating management, strategic planning and marketing in connection with its entry into the food product business; and

       WHEREAS, Consultant is engaged in the business of providing management, strategic planning and marketing consulting services and is desirous of performing such services for Value; and

       WHEREAS, Value wishes to induce Consultant to provide these consulting services to Value.

       NOW, THEREORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

       1.    APPOINTMENT.

       Value hereby engages Consultant and Consultant agrees to render services to Value as a consultant upon the terms and conditions hereinafter set forth.

       2.    TERM.

       The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on June 30, 1996, unless earlier terminated in accordance with paragraph 8 herein or extended as agreed to between the parties.

       3.     SERVICES.

       During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with Value concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of Value, expansion of services, acquisitions and business opportunities, and shall review and advise Value regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

              (a) The implementation of short-range and long-term strategic planning to fully develop and enhance Value's assets, resources, products and services;

              (b) The implementation of a marketing program to enable Value to broaden the markets for its services and promote the image of Value and its products and services;
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              (c)  Advise Value relative to the recruitment and employment of key executives consistent with the expansion of operations of Value;

              (d) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

              (e) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.


       4.     DUTIES OF VALUE.

       Value shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph.

       Value shall promptly supply Consultant with full and complete copies of all financial reports, all filings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

       5.     COMPENSATION.

       Value will immediately grant Consultant 1,500,000 shares of Value's Common Stock valued at $0.075 per share.

       Consultant in providing the foregoing services, shall not be responsible for any out-of-pocket costs, including, without limitation, travel, lodging, telephone, postage and Federal Express charges.

       6.     REPRESENTATION AND INDEMNIFICATION.

       Value shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from Value, will rely on the continuing accuracy of material, information and data supplied by Value.

       Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.
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       7.     RELATIONSHIP OF PARTIES.

       Consultant is an independent contractor, responsible for compensation of his agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon. This Consulting Agreement does not establish any partnership, joint venture or other business entity or association between the Parties and neither Party is intended to have any interest in the business or property of the other.

       8.     MISCELLANEOUS.

       Termination:

       This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective five (5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

       Modification:

       This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in a writing signed by both Parties.

       Notices:

       Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

       Waiver:

       Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

       No Third Party Beneficiaries:

       This Consulting Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Consulting Agreement.

       Assignment:

       Neither this Consulting Agreement nor the Option granted in paragraph 5 may be transferred or assigned.

       Severability:

       If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is
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inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

       Disagreements:

       Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof.

       Arbitration shall occur only in Miami, Florida. The interpretation and the enforcement of this Agreement shall be governed by Florida law as applied to residents of the State of Florida relating to contracts executed in and to be performed solely within the State of Florida.

       In the event any dispute is arbitrated, the prevailing party (as determined by the arbiter(s)) shall be entitled to recover that party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

       IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.


VALUE HOLDINGS, INC.                         CONSULTANT:


/s/ ANTHONY PALLANTE                            By:   /s/ LEONARD ROSENBERG
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                                                    Leonard Rosenberg


Title:       President
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